Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Outperformance Notes Due September 2009
(Linked to the S&P 500 Banks Index and the S&P Financial Select Sector Index)

Final Term Sheet

Principal Amount:	USD 4,360,000

Pricing Date:	March 11, 2008

Issue Date:	March 18, 2008

Long Index:	S&P 500 Banks Index (Bloomberg Ticker “S5BANKX”)

Short Index:	S&P Financial Select Sector Index (Bloomberg Ticker “IXM”)

Maturity Date:	September 18, 2009, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day

Determination Date	September 3, 2009 subject to the effect of market disruption events

Initial Issue Price:	96.98% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	96.73% of Principal Amount

Initial Long Index Level:	240.84

Initial Short Index Level:	249.86

Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash, determined by the Calculation Agent as of the Determination Date, as follows:

• If the Long Index Performance is greater than the Short Index Performance, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% plus the Outperformance.

• If the Long Index Performance is less than the Short Index Performance, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% minus the lesser of :

	(a)	the Underperformance; and

	(b)	100%.

	•	If the Long Index Performance is equal to the Short Index Performance, in this case on the Maturity Date you will receive 100% of the principal amount of your note.

CUSIP:	002546315

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.